UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

Lumentum Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36861	47-3108385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 North McCarthy Boulevard, Milpitas, CA 95035
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (408) 546-5483

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On March 2, 2017, Lumentum Holdings Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $400 million aggregate principal amount of 0.250% Convertible Senior Notes due 2024 (the “Notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $50 million aggregate principal amount of the Notes on the same terms and conditions, solely to cover over-allotments, if any. The Initial Purchasers exercised this over-allotment option in full on March 3, 2017, and a total of $450 million aggregate principal amount of Notes were issued on March 8, 2017.

The net proceeds from the sale of the Notes were approximately $442.5 million, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for general corporate purposes, which may include capital expenditures, including manufacturing capacity expansion, and working capital.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement that is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On March 8, 2017, the Company entered into an indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 0.250% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017. The Notes will mature on March 15, 2024, unless earlier repurchased by the Company or converted pursuant to their terms.

The initial conversion rate is 16.4965 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $60.62 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding December 15, 2023, the Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after July 1, 2017 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after December 15, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time. The Notes will not be convertible into the Company’s common stock, and the Company will satisfy its conversion obligation solely in cash, unless the Company satisfies certain requirements described in the Indenture (the “TMA share settlement conditions”). If the Company has satisfied the TMA share settlement conditions, the Company may satisfy its conversion obligation in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.

The Company may not redeem the Notes prior to their maturity date and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations, will rank equally with all of the Company’s existing and future senior unsecured indebtedness and will rank senior in right of payment to any indebtedness that is expressly subordinated to the Notes. The Notes will also be effectively subordinated to all of the Company’s existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries.

The following events are considered “events of default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1)	the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)	the Company defaults in the payment of principal of, or premium, if any, on any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction (each as described in the Indenture) when due with respect to the Notes and such failure continues for a period of five business days;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)	failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7)	default by the Company or any of its significant subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35,000,000 (or its foreign currency equivalent at the time) in the aggregate of the Company and/or any such subsidiary (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal (or any unpaid interest that is due in connection with any failure to pay any such principal in excess of $35,000,000) of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii) such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture; or

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If such an event of default occurs and is continuing (other than an event of default described in clause (8) above), the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In the event that an event of default of a type described in clause (8) shall occur and be continuing, 100% of the principal or and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration or automatic acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of 0.250% Convertible Senior Notes due 2024, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Certain Initial Purchasers under the Purchase Agreement or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On March 3, 2017, the Company issued a press release (the “Pricing Press Release”) announcing the pricing of its offering of $400 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the Pricing Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated March 8, 2017, between Lumentum Holdings Inc. and U.S. Bank National Association

4.2	Form of 0.250% Convertible Senior Note due 2024 (included in Exhibit 4.1)

10.1	Purchase Agreement, dated as of March 2, 2017, between Lumentum Holdings Inc. and Goldman, Sachs & Co., as representative of the Initial Purchasers listed in Schedule I thereto.

99.1	Pricing Press Release, dated March 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMENTUM HOLDINGS INC.

/s/ Aaron Tachibana
By:	Aaron Tachibana
Title:	Chief Financial Officer

Dated:    March 8, 2017

Index to Exhibits

Exhibit Number	Description of Exhibit

4.1	Indenture, dated March 8, 2017, between Lumentum Holdings Inc. and U.S. Bank National Association

4.2	Form of 0.250% Convertible Senior Note due 2024 (included in Exhibit 4.1)

10.1	Purchase Agreement, dated as of March 2, 2017, between Lumentum Holdings Inc. and Goldman, Sachs & Co., as representative of the Initial Purchasers listed in Schedule I thereto.

99.1	Pricing Press Release, dated March 3, 2017.